Exhibit 99.2

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

Presented below for Fidelity D & D Bancorp, Inc. (“Fidelity”) and MNB Corporation (“MNB”) are comparative historical and unaudited pro forma equivalent per share financial data for the year ended December 31, 2019.  The information presented below should be read together with the historical consolidated financial statements of Fidelity and MNB, including the related notes.  The per share data is not necessarily indicative of the operating results that Fidelity would have achieved had it completed the merger as of the beginning of the periods presented and should not be considered as representative of future operations.

The unaudited pro forma information gives effect to the merger as if the merger had been effective on December 31, 2019 in the case of the book value data, and as if the merger had been effective as of January 1, 2019 in the case of the earnings per share and the cash dividends data.  The unaudited pro forma data combines the historical results of Fidelity into MNB’s consolidated financial statements.  While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place on January 1, 2019.

The MNB pro forma equivalent per share amounts are calculated by multiplying the Fidelity pro forma combined book value per share, cash dividends per share and net income per share by the exchange ratio of 1.039 so that the per share amounts equate to the respective values for one share of MNB common stock. The unaudited pro forma Fidelity per share equivalents are calculated by combining the Fidelity historical share amounts with pro forma amounts from MNB, assuming the exchange ratio of 1.039.

The unaudited pro forma combined per share data and the unaudited pro forma combined per share equivalent data has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes

Unaudited Pro Forma Per Share Data
For The Twelve Months Ended December 31, 2019
($ in Thousands, Except Per Share Data)

	Fidelity Historical	MNB Historical	Pro Forma Combined (1)(2)(3)	Pro Forma Equivalent MNB Share (4)
For The Twelve Months Ended December 31, 2019:
Earnings per share
Net income per share (Basic)	$3.06	$3.06	$3.22	$3.35
Net income per share (Diluted)	3.03	3.06	3.19	3.32

Cash Dividends Per Share	$1.06	$0.84	$1.06	$1.10

Book Value per common share as of December 31, 2019	$28.25	$34.60	$30.25	$31.43

Tangible Book Value per common share as of December 31, 2019	$28.20	$34.60	$28.27	$29.38

1)

The pro forma combined basic earnings and diluted earnings per share of Fidelity common stock are based on the pro forma combined net income for Fidelity and MNB divided by the pro forma common shares or diluted common shares of the combined entities. The pro forma information includes adjustments related to the fair value of assets and liabilities of MNB and is subject to adjustment as additional information becomes available and as a final merger date analyses are performed.

2)

The pro forma earnings do not include anticipated cost savings or revenue enhancements, nor do they  include one-time merger-related expenses which will be expensed against income. Fidelity and MNB currently anticipate potential fully integrated annual pre-tax cost savings following the merger will be approximately $3.1 million, with 75.0% expected to be realized in year 1 after the merger, but there is no assurance that the anticipated cost savings will be realized on the anticipated time schedule or at all.

3)

The pro forma combined book value and tangible book value per share data does include the impact of merger-related expenses.  Such expenses are currently estimated to consist of MNB after-tax charges currently of $364 thousand and Fidelity after-tax estimated charges of $2.3 million. The pro forma combined book value and tangible book value per share of Fidelity common stock is based on the pro forma combined common stockholders’ equity of Fidelity and MNB divided by total pro forma common shares of the combined entity.

4)	Pro forma equivalent MNB per share amount is calculated by multiplying the pro forma combined per share amount by the exchange ratio of 1.039 in accordance with the reorganization agreement.

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UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The accompanying unaudited pro forma condensed combined financial statements present the pro forma combined financial position and results of operations of the combined company based upon the historical statements of Fidelity and MNB, after giving effect to the merger and adjustments described in the accompanying footnotes. The acquisition by Fidelity of MNB has been accounted for under the acquisition method of accounting under U.S. Generally Accepted Accounting Principles (“GAAP”). Under this method, MNB’s assets and liabilities as of the date of the acquisition have been recorded at their respective fair values and added to those of Fidelity. Any differences between the purchase price for MNB and the fair value of the identifiable net assets acquired have been recorded as goodwill. The goodwill resulting from the acquisition will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Fidelity in connection with the acquisition will be amortized to expense over their estimated useful lives. The financial statements of Fidelity issued after the acquisition will reflect the results attributable to the acquired operations of MNB beginning on the date of completion of the acquisition. The merger has been effected by the issuance of shares of Fidelity common stock and cash to MNB shareholders.

The unaudited pro forma combined financial information provides each share of MNB common stock was exchanged for 1.039 shares of Fidelity common stock (and cash in lieu of fractional shares).    The shares of Fidelity common stock issued illustrated in this pro forma were assumed to be recorded at $38.58 per share, the closing sale price of Fidelity common stock on April 30, 2020.  Former MNB  shareholders own approximately 23.74% of the voting stock of the combined company after the merger.

 The following unaudited pro forma combined consolidated balance sheet as of December 31, 2019 and unaudited pro forma combined consolidated statements of operations for the twelve months ended December 31, 2019  combine the historical financial statements of Fidelity and MNB. The unaudited pro forma financial statements give effect to the merger as if it occurred on December 31, 2019 with respect to the balance sheet, and on January 1, 2019 with respect to the statements of operations for the twelve months ended December 31, 2019. The unaudited pro forma financial statements were prepared with Fidelity treated as the acquirer and MNB as the acquiree under the acquisition method of accounting. Accordingly, the consideration paid by Fidelity to complete the merger will be allocated to MNB’s assets and liabilities based upon their fair values as of the date of completion of the merger. The recorded fair value adjustments made to the acquired assets and liabilities of MNB are considered preliminary at this time and are subject to change as Fidelity finalizes its fair value determinations. There can be no assurance that the final determination will not result in material changes from the amounts presented in these pro forma financial statements. The pro forma calculations, shown below, include a closing share price of $38.58, which represents the closing price of Fidelity’s common stock on April 30, 2020.

The pro forma income statement and per share data information does not include anticipated cost savings or revenue enhancements, nor does it include one-time merger-related expenses which will be expensed against income.  MNB and Fidelity are currently in the process of assessing the two companies’ personnel, benefits plans, premises, equipment, computer systems and service contracts to determine where the companies may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve canceling contracts between either MNB or Fidelity and certain service providers. The pro forma combined basic earnings and diluted earnings per share of Fidelity common stock is based on the pro forma combined net income per common share for MNB and Fidelity divided by the pro forma common shares or diluted common shares of the combined entities. The pro forma information includes adjustments related to the fair value of assets and liabilities of MNB and is subject to adjustment as additional information becomes available and as a final merger date analyses are performed. The pro forma combined balance sheet and book value per share data does include the impact of merger-related expenses on the balance sheet with MNB’s after-tax charges currently estimated at $364 thousand, illustrated as a pro forma fair value liability accrual, and Fidelity’s after-tax estimated charges of $2.3 million, illustrated as a pro forma adjustment to retained earnings and liability accrual. The pro forma combined book value and tangible book value of Fidelity common stock is based on the pro forma combined common stockholders’ equity of MNB and Fidelity divided by total pro forma common shares of the combined entities.

Certain reclassification adjustments have been made to MNB’s unaudited pro forma financial statements to conform to Fidelity’s financial statement presentation. The unaudited pro forma information, while helpful in

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illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during this period. The unaudited pro forma combined financial information has been derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes of both MNB and Fidelity that have been included in or incorporated by reference into this joint proxy statement/prospectus.

The unaudited pro forma data are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Fidelity common stock or the actual or future results of operations of Fidelity for any period. Actual results may be materially different than the pro forma information presented.

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Unaudited Combined Pro Forma Balance Sheets as of December 31, 2019
($ In Thousands, Except Per Share Data)

	Fidelity D&D Bancorp, Inc.	MNB Corporation	Pro Forma Adjustments		Pro Forma Combined
ASSETS

Cash and due from banks	$14,583	$1,515	$-		$16,098
Interest-bearing deposits with financial institutions	1,080	2,304	-		3,384
Total cash and cash equivalents	15,663	3,819	-		19,482

Available-for-sale securities	185,117	139,028	-	(3)	324,145
Held-to-maturity securities	-	-	-		-
Restricted regulatory equity	4,383	1,317	-		5,700
Loans and leases	753,410	238,702	(5,642)	(4)	986,470
Allowance for loan losses	9,747	2,750	(2,750)	(5)	9,747
Loans, net of allowance for loan losses	743,663	235,952	(2,892)		976,723
Loans held-for-sale	1,643	1,227	-		2,870
Foreclosed assets held-for-sale	369	-	-	[0]	369
Bank premises and equipment	21,557	7,096	67	(6)	28,720
Leased property under finance leases, net	280	-	-		280
Right-of-use assets	6,023	936	-		6,959
Cash surrender value of bank owned life insurance	23,261	9,164	-		32,425
Accrued interest receivable	3,281	1,463	-		4,744
Goodwill	209	-	7,611	(1)	7,820
Intangible Assets	-	-	1,973	(7)	1,973
Other assets	4,478	909	871	(8)	6,258
Total Assets	$1,009,927	$400,911	$7,630		$1,418,468

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits:
Interest-bearing	$643,714	$293,105	$254	(9)	$937,073
Non-interest-bearing	192,023	44,015	-		236,038
Total Deposits	835,737	337,120	254		1,173,111

Accrued interest payable and other liabilities	7,674	1,005	3,091	(10)	11,770
Finance lease obligation	286	-	-		286
Operating lease liabilities	6,556	936	-	[0]	7,492
Short-term borrowings	37,839	10,000	-	[0]	47,839
FHLB advances	15,000	12,650	327	(11)	27,977
Total Liabilities	903,092	361,711	3,672		1,268,475

STOCKHOLDERS' EQUITY
Preferred stock	-	-	-		-
Capital stock no par value	30,848	145	45,266	(1)(2)	76,259
Additional paid-in capital	-	7,596	(7,596)	(2)	-
Retained earnings	72,385	31,446	(33,699)	(2)(9)	70,132
Treasury stock	-	(682)	682	(2)	-
Accumulated other comprehensive income (loss)	3,602	695	(695)	(2)	3,602
Total Stockholders' Equity	106,835	39,200	3,958		149,993
Total Liabilities and Stockholders' Equity	$1,009,927	$400,911	$7,630		$1,418,468

Per Share Data
Common Shares Outstanding	3,781,500	1,132,873	44,182	(1)	4,958,555
Book Value per Share	$28.25	$34.60			$30.25
Tangible Book Value per Share	$28.20	$34.60			$28.27

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Unaudited Pro Forma Combined Statement of Operations for twelve months ended December 31, 2019
($ In Thousands, Except Per Share Data)

	Fidelity D&D Bancorp, Inc.	MNB Corporation	Pro Forma Adjustments			Pro Forma Combined
INTEREST AND DIVIDEND INCOME
Loans and leases	$33,441	$11,106		$873	(4)	$45,420
Interest-bearing deposits with financial institutions	47	105		-		152
Restricted regulatory securities	417	69		-		486
Investment securities	5,364	3,635		(125)	(3)	8,874
Total Interest Income	39,269	14,915		748		54,932

INTEREST EXPENSE
Deposits	6,176	1,131		(246)	(9)	7,061
Securities sold under repurchase agreements	-	-		-		-
Other short-term borrowings and other	878	33		-		911
FHLB advances	500	265		-	(11)	765
Total Interest Expense	7,554	1,429		(246)		8,737
Net Interest Income	31,715	13,486		994		46,195

PROVISION FOR LOAN LOSSES	1,085	165		-		1,250

Net Interest Income after Provision for Loan Losses	30,630	13,321		994		44,945

OTHER INCOME
Service charges on deposit accounts	2,286	420		-		2,706
Interchange fees	2,208	458		-		2,666
Fees from trust fiduciary activities	1,350	-		-		1,350
Fees from financial services	946	53		-		999
Service charges on loans	1,054	-		-		1,054
Fees and other revenue	845	216		-		1,061
Earnings on bank-owned life insurance	647	385		-		1,032
Gain (loss) on write-down, sale or disposal of:	-					-
Loans	856	234		-		1,090
Available-for-sale debt securities	14	7		-		21
Equity securities	-	-		-		-
Other	(13)	-		-		(13)
Total Other Income	10,193	1,773		-		11,966

OTHER EXPENSES
Salaries and employee benefits	14,761	6,508		-		21,269
Premises and equipment	4,124	1,333		12	(6)	5,469
Advertising and marketing	1,610	71		-		1,681
Professional services	1,362	655		-		2,017
Data processing and communication	1,765	755		-		2,520
Automated transaction processing	877	-		-		877
Merger related expenses	440	113		(553)	(10)	-
Office supplies and postage	413	181		-		594
FDIC assessment	133	140		-		273
PA shares tax	303	268		-		571
Intangible asset amortization	-	-		359	(8)	359
Loan collection	264	-		-		264
Other real estate owned	121	-		-		121
Other	748	1,013		-		1,761
Total Other Expenses	26,921	11,037		(183)		37,775

Income before Income Taxes	13,902	4,057		1,177		19,136

PROVISION FOR INCOME TAXES	2,326	593		247	(9)	3,166
Net income	$11,576	$3,464		$930		$15,970

Earnings per common share:
Basic	$3.06	$3.06	$			$3.22
Diluted	$3.03	$3.06	$			$3.19

Weighted average common shares outstanding:
Basic	3,779,582	1,132,873		44,182	(1)	4,956,637
Diluted	3,822,393	1,132,873		44,182	(1)	4,999,448

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NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1)

The acquisition will be effected by the issuance of shares of Fidelity common stock to MNB’s shareholders. The pro forma information is based upon the assumption that the total number of shares of MNB common stock outstanding immediately prior to the completion of the merger will be 1,132,873, the number of shares outstanding as of December 31, 2019.  Pursuant to the terms of the reorganization agreement, shareholders of MNB will receive 1.039 shares of Fidelity common stock for each share of MNB stock they own.

The final accounting purchase price assigned to record the shares issued in the acquisition will be based on the closing price of Fidelity common stock on the closing date of the acquisition.  Fidelity and MNB cannot predict what the value or price of Fidelity common stock will be at the closing of the transaction or how the value or price of Fidelity common stock may trade at any time.  The pro forma calculations, shown herein, assume a closing price for Fidelity common stock of $38.58, which represents the closing price of Fidelity common stock on April 30, 2020.

The total estimated purchase price for the purpose of this pro forma financial information is $45.4 million.  The following table provides the calculation and allocation of the purchase price used in the pro forma financial statements and a reconcilement of pro forma shares to be outstanding:

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Summary of Purchase Price Calculation and Goodwill Resulting from Merger
Reconciliation of Pro Forma Shares Outstanding at December 31, 2019
($ in Thousands, Except Per Share Data)

		12/31/2019
Purchase Price Consideration in Common Stock
MNB common shares settled for stock	1,132,873
Exchange Ratio	1.0390
Fidelity shares to be issued	1,177,055
Value assigned to Fidelity common shares (closing price as of 04/30/20)	$38.58
Purchase price assigned to Fidelity common shares exchanged for MNB stock		$45,411

Net Assets Acquired:
MNB stockholders’ equity	$39,200
MNB goodwill and intangibles	-

Estimated adjustments to reflect assets acquired at fair value:
Loan - ASC 310-20 interest rate fair value	3,335
Loan - ASC 310-20 general credit fair value	(6,863)
Loan - ASC 310-30 acquired with deteriorated credit quality	(1,536)
ASC 310-20 deferred loan expense, net	(578)
Allowance for loan losses	2,750
Core deposit intangible	1,973
Premises	67
Deferred tax assets	462

Estimated adjustments to reflect liabilities acquired at fair value:
Time deposits	(254)
FHLB borrowings	(327)
Seller transaction merger liabilities accrued at closing	(429)
Net assets acquired		37,800
Goodwill resulting from merger		$7,611

Reconcilement of Pro Forma Shares Outstanding
MNB shares outstanding	1,132,873
Exchange ratio	1.0390
Fidelity shares to be issued to MNB	1,177,055
Fidelity shares outstanding	3,781,500
Pro Forma Fidelity shares outstanding	4,958,555
Percentage ownership for Fidelity	76.26%
Percentage ownership for MNB	23.74%

2)

Balance sheet adjustment to reflect the issuance of shares of Fidelity common stock with no par value of per share in connection with the acquisition and the adjustments to shareholders’ equity for the reclassification of MNB historical equity accounts (common stock, accumulated other comprehensive loss, and undivided profits) into surplus and adjustment for goodwill created in the transaction.

3)

Securities available-for-sale were recorded at fair value at December 31, 2019 therefore no balance sheet adjustment is necessary. Income statement adjustment includes prospective reclassification of existing available-for-sale securities fair value adjustment to an amortizing premium which will be amortized into income based

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on the expected life. This investment adjustment is expected to decrease pro forma pre-tax interest income by $125 thousand in the first year following consummation.

4)

Balance sheet adjustment includes fair value premium of $3.3 million based on current discount rates of similar loans, $6.9 million fair value general credit risk loan discount, $1.5 million ASC 310-30 fair value specific credit discount and $578 thousand ASC 310-20 deferred loan expenses, net reversal. The interest rate and general credit adjustments and the ASC 310-30 accretable yield will be substantially recognized over the expected life of the loans and is expected to increase pro forma pre-tax interest income by $873 thousand in the first year following consummation.      No pro forma earnings impact was assumed from the ASC 310-20 deferred loan expenses, net reversals.

5)	Balance sheet adjustment for the reversal of the MNB allowance for loan losses in accordance with acquisition method of accounting to reflect the acquired loans at fair value.

6)

Balance sheet adjustment to reflect a $67 thousand fair value write-up of bank premises amortized over the estimated life. These adjustments are expected to increase pro forma expense by $12 thousand in the first year following consummation.

7)

Balance sheet and income statement adjustments to reflect a fair value premium of $254 thousand for MNB’s certificates of deposit. These adjustments will be recognized using an amortization method based upon the maturities of the deposit liabilities. These adjustments are expected to decrease pro forma pre-tax interest expense by $246 thousand in the first year following consummation.

8)

Balance sheet and income statement adjustment to intangible assets to reflect the fair value of $2.0 million for acquired core deposit intangible asset and the related amortization adjustment based upon its expected life. The amortization of the new core deposit intangible is expected to increase pro forma pre-tax expense by $659 thousand in the first year following consummation.

9)	Balance sheet and income statement adjustment to reflect an effective tax rate of 21.00%.

10)

Balance sheet adjustment to reflect the accrual of unrecognized one-time merger-related charges for Fidelity and MNB: (a) MNB pre-tax charges are estimated at $420 thousand ($364 thousand after-tax) and are included as a pro forma fair value liability accrual, and (b) Fidelity pre-tax charges are estimated at $2.7 million ($2.3 million after-tax) and are included as a pro forma liability accrual with the after-tax cost as reduction to retained earnings.  The 2019 income statement includes an adjustment to exclude period merger related expenses for both Fidelity and MNB.  It is noted that a tax benefit was not taken for certain merger obligations and costs that were not considered to be tax deductible.     Fidelity and MNB currently anticipate potential annual pre-tax cost savings following the merger will be approximately $3.1 million, with 75.0% expected to be realized in year 1 after the merger, but there is no assurance that the anticipated cost savings will be realized on the anticipated time schedule or at all.

11)	Balance sheet adjustment to reflect a $327 thousand fair value premium for FHLB Borrowings. The Company decided to pay off the borrowings post-closing therefore no amortization is warranted.

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